EXHIBIT 99.1

                           [AMERICASBANK LETTERHEAD]

                                  News Release

                                  Contact: Connie Vaughan 410-823-3270
                                  Mandy Katz 410-727-3828

           AMERICASBANK CONVERTS TO STATE-CHARTERED COMMERCIAL BANK

      Baltimore, MD/09-16-99 -- Richard J. Hunt, Jr., President of AmericasBank of Towson, MD has announced that on September 2, 1999, the Board of Governors of the Federal Reserve System approved the Bank's application for membership in the Federal Reserve System and, on September 15, 1999, the Maryland State Banking Commissioner, on behalf of the Maryland Division of Financial Regulation, approved the Bank's request to operate as a Maryland- chartered Commercial Bank. Mr. Hunt further announced that the Bank's headquarters branch, located at the corner of York Road and Pennsylvania Avenue in Towson, is scheduled to open its doors for business on September 20, 1999.
      Mr. Hunt stated: "Since AmericasBank's formation in 1996, we have been driven by a singular objective - Achieving commercial bank status. In accomplishing this objective, we have laid the groundwork for enacting an aggressive strategic plan to position AmericasBank as the premier community-focused business bank in Maryland. The cornerstone of this plan is a genuine dedication to contributing to the growth and prosperity of the communities we serve. To our business customers, this means developing services with unique, flexible features tailored to their specific business objectives. To our individual customers, it means providing a variety of vehicles to help them build personal financial security for themselves and their families."

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      AmericasBank's history dates back to June 10, 1927, when La Corona
Building and Loan Association, Inc. was formed to meet the personal financial needs of the residents of the communities surrounding its branch in East Baltimore. In 1987, La Corona was purchased and renamed Rushmore Trust and Savings, FSB. AmericasBank purchased certain assets and assumed certain deposit liabilities related to Rushmore Trust and Savings and commenced operations on December 1, 1997.
      AmericasBank currently has assets of $14.5 million. It headquarters is located at 500 York Road, Towson, MD 21204.